Exhibit 99.2

10/22/13

Carlisle Companies Reports $1.18 Earnings Per Share from Continuing Operations for the Third Quarter 2013, a 9% Increase from the Prior Year

CHARLOTTE, NORTH CAROLINA, October 22, 2013 – Carlisle Companies Incorporated (NYSE:CSL) reported $968.8 million in net sales from continuing operations for the third quarter of 2013, an increase of 6.4% versus the prior year.  Organic sales grew by 3.7%.  The acquisition of Thermax/Raydex (collectively “Thermax”) in the Carlisle Interconnect Technologies (CIT) segment contributed 2.6% to sales in the third quarter.  Fluctuations in foreign exchange increased net sales by 0.1%.

Income from continuing operations in the third quarter of 2013 rose 9.9% to $76.6 million, or $1.18 per diluted share.  Our income improvement was driven by organic sales growth primarily at Carlisle Construction Materials (CCM) and CIT, earnings improvement at Carlisle Foodservice Products (CFS) and Carlisle Transportation Products (CTP) and the Thermax acquisition.  This was partially offset by lower sales volume at Carlisle Brake & Friction (CBF). Included in income from continuing operations in the prior year third quarter was $5.3 million in after tax restructuring costs at CFS.

For the nine months ended September 30, 2013, net sales from continuing operations of $2.8 billion increased 1.4% compared to the prior year, reflecting contribution from acquisitions of 2.8% partially offset by a decrease in organic sales of 1.5%.  Income from continuing operations for the nine months ended September 30, 2013, declined 36% to $140.1 million, or $2.16 per diluted share, as compared to income of $219.2 million, or $3.43 per diluted share, for the same prior year period.  Included in income from continuing operations for the nine months ended September 30, 2013 is an after-tax goodwill impairment charge recognized at CTP during the second quarter of 2013 of $66.1 million.

Yesterday, we announced entry into a definitive agreement to sell CTP. The results of CTP for the three and nine months ended September 30, 2013 are reported in Carlisle’s continuing operations.  Beginning with the fourth quarter, the results for CTP will be reported as discontinued operations and all prior periods will be restated to exclude CTP from continuing operations, including the impairment charge.

All financial and percentage comparisons in our third quarter reporting are made to the same quarter of the previous year, unless otherwise stated.  Reconciliations of reported amounts to results excluding the goodwill impairment charge recorded in the second quarter of 2013 are included in the financial exhibits.

Comment

David A. Roberts, Carlisle’s Chairman, President and CEO, said, “We achieved solid sales growth in the third quarter in our commercial roofing and aerospace businesses.  Partially offsetting this growth was declining sales at Carlisle Brake & Friction due to the continued weakness in the global heavy equipment market and lower sales at Carlisle Foodservice Products.  Overall, organic sales were up 3.7% this quarter and EBIT (earnings before interest and taxes) increased by 12%.

“Carlisle Construction Materials had a strong quarter with sales growth of 11%.  CCM’s EBIT was up by 4% despite lower selling prices, higher raw material costs and start-up expenses for the new insulation plant in Montgomery, NY.  CCM’s EBIT margin was a solid 16.4%.  We continue to be positive about the outlook in the commercial roofing market for the remainder of the year and heading into 2014.

“Carlisle Interconnect Technologies had a record quarter with sales growth of 29% and EBIT growth of 33%. CIT’s organic sales grew 7.8% in the third quarter on strong demand in aerospace including the ramp-up in the Boeing 787 program and strength in in-flight entertainment (“IFE”) sales. Our acquisition of Thermax in December 2012 contributed an impressive EBIT margin of 16.9% on $23.7 million in sales in the quarter.

“Sales at Carlisle Brake & Friction declined by 23% over the prior year as key end markets remained depressed.  CBF’s EBIT margin fell to 6.1% during the third quarter on the volume decline as well as lower selling prices.  As previously stated, we do not expect a near term recovery in the heavy equipment market. We continue to take proactive measures to reduce operating costs during this challenging period. In October, we announced plans to close our Akron facility and consolidate manufacturing to other U.S. operations.  We expect to incur pre-tax costs for this restructuring of $3.0 million over nine months beginning in the fourth quarter of 2013, including $1.2 million of non-cash expense.  We estimate pre-tax savings from this consolidation to be $0.6 million annually beginning late 2014.

“Sales at Carlisle Foodservice Products declined 7.3% from the prior year. Despite the sales decline, CFS continues to execute well on its profit improvement initiatives.  EBIT margin during the third quarter was 11.9%, a significant improvement over 2012.

“At Carlisle Transportation Products, sales were up 4.1% reflecting higher demand in most of its primary markets.  Sales to the outdoor power equipment end market improved significantly as adverse weather conditions during the first half of the year delayed sales until the third quarter.  In addition to sales growth, CTP’s EBIT grew by 88% on lower raw material expense and operating cost savings.

“We generated exceptional free cash flow (cash provided by operating activities less capital expenditures) of $168 million during the third quarter, partially a result of our continued focus on working capital using the Carlisle Operating System.  We currently have cash on hand of $332 million and $600 million of availability under our revolving credit facility.  Capital expenditures for the year are expected to be approximately $108 million.

“Our cash on hand, together with the anticipated $375 million proceeds from the sale of CTP, will be used in furtherance of our long-term growth initiatives, including capital projects and acquisitions. In addition, we expect to be more active with share repurchases. Under our current program, we have authority to repurchase approximately 3 million shares.”

Roberts concluded by stating “For continuing operations (excluding CTP), we are planning for total sales growth in 2013, including acquisitions, to be in the low single digit percentage range.  EBIT margin in 2013 (excluding CTP) is expected to decline modestly from the prior year.  Despite mixed performance in some of our markets during 2013, we are taking appropriate actions to achieve our long-term goals.  We will have ample resources with our current cash flow and the CTP sale proceeds to pursue our growth objectives and other alternatives to increase shareholder value.”

Segment Results for Third Quarter 2013

Carlisle Construction Materials (CCM):  Net sales in the third quarter of 2013 of $505.7 million increased by 11%, primarily reflecting higher demand from new non-residential construction and commercial reroofing, partially offset by lower selling price. CCM’s EBIT margin of 16.4% in the third quarter of 2013 declined by 100 basis points primarily due to lower selling prices, higher raw material costs impacting our insulation product lines and plant start-up expense, partially offset by higher sales volume.

Carlisle Interconnect Technologies (CIT): Net sales in the third quarter of 2013 increased 29% to $147.8 million on acquisition growth of 20.6% and organic sales growth of 7.8% versus the prior year.  Sales in CIT’s aerospace market were up 10%, partially offset by a 11% decline in sales to the military and defense market.   Sales in the test and measurement market, which comprises approximately 5% of CIT’s sales, nearly doubled on new business development. EBIT margin for CIT of 16.8% was up 50 basis points, primarily due to higher sales volume partially offset by negative mix changes.

Carlisle Brake & Friction (CBF): Net sales in the third quarter of 2013 declined 23% to $85.2 million versus the prior year due to lower sales volume and lower selling price realization.  Sales for CBF’s off-highway braking applications to the construction and mining markets declined by 28% and 46%, respectively.  Partially offsetting this was solid growth in the agriculture market of 12%. CBF’s EBIT margin during the third quarter decreased from 17.1% to 6.1%, primarily due to lower sales volumes and lower selling price, partially offset by operating expense reductions.

Carlisle FoodService Products (CFS): Net sales in the third quarter of 2013 declined by 7.3% to $58.1 million primarily reflecting reduced demand in the foodservice and healthcare markets as well as the negative impact of higher rebates and sales allowances.  Our EBIT margin improved significantly to 11.9% from a loss of 1.9% during the third quarter primarily due to lower operating costs and the non-recurrence of $6.9 million in pre-tax restructuring charges recorded during the third quarter of 2012 related to consolidation activities.

Carlisle Transportation Products (CTP):  Net sales in the third quarter of 2013 increased 4.1% to $172.0 million as compared to the prior year.  Demand in nearly all of CTP’s primary markets grew during the third quarter of 2013.  Sales to the outdoor power equipment, power transmission and high speed trailer grew by 18%, 12% and 5%, respectively. Sales to the agriculture/construction market were relatively flat.  Partially offsetting sales growth was a 12% decline in sales to the power sports market.  EBIT margin rose 360 basis points to 8.1% in the third quarter reflecting higher sales volume, lower raw material costs and operating expense savings.

Corporate Expense

Reduction in corporate expense of $2.4 million in the third quarter of 2013 to $10.4 million primarily reflects lower stock-based compensation expense and lower overseas headquarters expense. During the first quarter 2013, recognition of some stock awards were accelerated, resulting in lower expense in subsequent quarters of 2013.

Cash Flow

Cash flow provided from operations of $315.5 million for the nine months ended September 30, 2013 declined by $7.7 million versus the prior year period primarily reflecting reduced earnings from operations.  For the first nine months of 2013, average working capital (defined as the average of the quarter end balances, excluding current year acquisitions, receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales, excluding current year acquisitions, calculated on an annualized basis) decreased to 20.7%, as compared to 22.1% for the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures) was $237.8 million for the nine months ended September 30, 2013, an increase of $8.3 million versus the prior year period due to lower capital expenditures in 2013.  Included in capital expenditures of $77.7 million for the first nine months of 2013 were investments in two new polyiso plants and the construction of our PVC plant at CCM.

Conference Call and Webcast

The Company will discuss third quarter 2013 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, outdoor power equipment, mining, construction, aerospace and defense electronics, foodservice, healthcare and sanitary maintenance. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges our customers face. Our nearly 12,000 employees worldwide, who generated $3.6 billion in net sales in 2012, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:          Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions except share amounts)	2013	2012	2013	2012

Net Sales	$968.8	$910.2	$2,821.9	$2,783.8

Cost and expenses:
Cost of goods sold	734.0	684.3	2,159.3	2,091.6
Selling and administrative expenses	105.8	101.1	321.2	314.6
Research and development expenses	8.8	8.1	27.4	24.4
Impairment of assets	—	—	100.0	—
Other (income) expense, net	(3.2)	6.1	(2.0)	6.5

Earnings before interest and income taxes	123.4	110.6	216.0	347.1

Interest expense, net	8.5	6.2	25.4	19.2
Earnings before income taxes from continuing operations	114.9	104.4	190.6	327.9

Income tax expense	38.3	34.7	50.5	108.7
Income from continuing operations	76.6	69.7	140.1	219.2

Discontinued operations
Income from discontinued operations	—	(0.2)	(0.2)	3.3
Income tax (benefit) expense	—	—	(0.1)	0.1
Income from discontinued operations	—	(0.2)	(0.1)	3.2
Net income	$76.6	$69.5	$140.0	$222.4

Basic earnings per share attributable to common shares(1)
Income from continuing operations	$1.20	$1.11	$2.19	$3.50
Income (loss) from discontinued operations	—	(0.01)	—	0.05
Basic Earnings per share	$1.20	$1.10	$2.19	$3.55

Diluted earnings per share attributable to common shares(1)
Income from continuing operations	$1.18	$1.08	$2.16	$3.43
Income from discontinued operations	—	—	—	0.05
Diluted earnings per share	$1.18	$1.08	$2.16	$3.48

Average shares outstanding - in thousands
Basic	63,567	62,708	63,429	62,347
Diluted	64,890	63,946	64,714	63,520

Dividends declared and paid	$14.1	$12.6	$39.7	$35.1
Dividends declared and paid per share	$0.22	$0.20	$0.62	$0.56

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$76.2	$69.3	$139.4	$217.9
Net income	$76.2	$69.1	$139.3	$221.1

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
In millions, except percentages	2013	2012	Amount	Percent	2013	2012	Amount	Percent
Net Sales

Carlisle Construction Materials	$505.7	$456.7	$49.0	10.7%	$1,335.8	$1,280.5	$55.3	4.3%
Carlisle Interconnect Technologies	147.8	115.0	32.8	28.5	434.7	340.5	94.2	27.7
Carlisle Brake & Friction	85.2	110.6	(25.4)	(23.0)	269.6	361.3	(91.7)	(25.4)
Carlisle FoodService Products	58.1	62.7	(4.6)	(7.3)	178.9	185.2	(6.3)	(3.4)
Carlisle Transportation Products	172.0	165.2	6.8	4.1	602.9	616.3	(13.4)	(2.2)
Total	$968.8	$910.2	$58.6	6.4%	$2,821.9	$2,783.8	$38.1	1.4%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$83.0	$79.6	$3.4	4.3%	$197.0	$207.0	$(10.0)	(4.8)%
Carlisle Interconnect Technologies	24.8	18.7	6.1	32.6	65.5	52.8	12.7	24.1
Carlisle Brake & Friction	5.2	18.9	(13.7)	(72.5)	28.6	66.6	(38.0)	(57.1)
Carlisle FoodService Products	6.9	(1.2)	8.1	675.0	19.3	10.0	9.3	93.0
Carlisle Transportation Products	13.9	7.4	6.5	87.8	(58.4)	47.7	(106.1)	(222.4)
Corporate	(10.4)	(12.8)	2.4	18.8	(36.0)	(37.0)	1.0	2.7
Total	$123.4	$110.6	$12.8	11.6%	$216.0	$347.1	$(131.1)	(37.8)%

EBIT Margins

Carlisle Construction Materials	16.4%	17.4%			14.7%	16.2%
Carlisle Interconnect Technologies	16.8	16.3			15.1	15.5
Carlisle Brake & Friction	6.1	17.1			10.6	18.4
Carlisle FoodService Products	11.9	(1.9)			10.8	5.4
Carlisle Transportation Products	8.1	4.5			(9.7)	7.7
Corporate	(1.1)	(1.4)			(1.3)	(1.3)
Total	12.7%	12.2%			7.7%	12.5%

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in millions except share amounts)	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$332.4	$112.5
Receivables, net of allowance of $4.7 in 2013 and $6.0 in 2012	572.3	482.7
Inventories	481.3	538.0
Deferred income taxes	41.8	43.1
Prepaid expenses and other current assets	34.3	29.0
Total current assets	1,462.1	1,205.3

Property, plant and equipment, net of accumulated depreciation	645.3	637.1

Other assets:
Goodwill, net	859.6	958.8
Other intangible assets, net	590.4	617.5
Other long-term assets	35.3	38.6
Non-current assets held for sale	4.2	—
Total other assets	1,489.5	1,614.9

TOTAL ASSETS	$3,596.9	$3,457.3

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$—	$—
Accounts payable	274.3	259.7
Accrued expenses	224.2	193.3
Deferred revenue	17.1	17.6
Total current liabilities	515.6	470.6

Long-term liabilities:
Long-term debt	752.6	752.5
Deferred revenue	140.7	135.4
Other long-term liabilities	264.4	310.7
Total long-term liabilities	1,157.7	1,198.6

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 63,597,143 outstanding in 2013 and 63,127,299 outstanding in 2012	78.7	78.7
Additional paid-in capital	194.4	171.4
Deferred compensation equity	3.3	0.6
Cost of shares in treasury - 14,823,115 shares in 2013 and 15,249,714 shares in 2012	(210.0)	(215.4)
Accumulated other comprehensive loss	(31.4)	(35.5)
Retained earnings	1,888.6	1,788.3
Total shareholders’ equity	1,923.6	1,788.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,596.9	$3,457.3

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(Dollars in millions)	2013	2012

Operating activities
Net income	$140.0	$222.4
Reconciliation of net income to cash flows from operating activities:
Depreciation	59.1	55.7
Amortization	30.8	22.8
Non-cash compensation, net of tax benefit	10.2	5.8
Gain on sale of businesses	—	(3.7)
Loss on sale of property and equipment, net	0.4	0.9
Impairment of assets	100.0	6.1
Deferred taxes	(39.6)	(4.6)
Foreign exchange (gain) loss	(0.2)	1.8
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(90.4)	(76.4)
Inventories	56.2	11.4
Prepaid expenses and other assets	0.8	21.6
Accounts payable	14.6	11.1
Accrued expenses and deferred revenues	33.8	40.8
Long-term liabilities	(0.9)	6.7
Other operating activities	0.7	0.8
Net cash provided by operating activities	315.5	323.2

Investing activities
Capital expenditures	(77.7)	(93.7)
Acquisitions, net of cash	—	(49.3)
Proceeds from sale of property and equipment	6.7	—
Proceeds from sale of businesses	—	25.8
Net cash used in investing activities	(71.0)	(117.2)

Financing activities
Net change in short-term borrowings and revolving credit lines	(0.2)	(189.3)
Dividends	(39.7)	(35.1)
Stock options and treasury shares, net	15.5	29.9
Net cash used in financing activities	(24.4)	(194.5)

Effect of exchange rate changes on cash	(0.2)	0.9
Change in cash and cash equivalents	219.9	12.4
Cash and cash equivalents
Beginning of period	112.5	74.7
End of period	$332.4	$87.1

Carlisle Companies Incorporated

GAAP to Non-GAAP Reconciliation

(Dollars in millions, except share amounts)

	Nine Months Ended September 30, 2013
		Carlisle Companies Incorporated					Carlisle Transportation Products
			Income from		Diluted Earnings
		EBIT	Continuing		per Share from
	EBIT	Margin	Operations		Cont. Ops.		Sales	EBIT	EBIT Margin

As Reported	$216.0	7.7%	$140.1		$2.16		$602.9	(58.4)	(9.7)%
Goodwill impairment	100.0	3.5%	66.1	(1)	1.02	(1)	—	100.0	16.6%
Excluding Goodwill impairment	$316.0	11.2%	$206.2		$3.18		$602.9	$41.6	6.9%

(1) Goodwill shown net of tax benefit of $33.9 million

Non-GAAP results for segment EBIT, consolidated EBIT and consolidated Income from Continuing Operations for the nine month period ending September 30, 2013 are presented to exclude the impairment charge at Carlisle Transportation Products recognized during the second quarter of 2013. Management believes adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying business and present a more useful comparison between current results and results in prior operating periods.  Management also uses the non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.